UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2015

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 24, 2015, Unitil Corporation (the “Company”) entered into the First Amendment to Amended and Restated Credit Agreement (the “Amended Credit Agreement”) by and among the Company and the following parties (the “Lenders”): Bank of America, N.A. (as administrative agent, letter of credit issuer and a lender); Citizens Bank, N.A. (as syndication agent and a lender); and TD Bank, N.A. (as a lender).

The Amended Credit Agreement amends that certain Amended and Restated Credit Agreement dated as of October 4, 2013 (as amended, the “Credit Agreement”) by and among the Company and the Lenders by, among other things:

•	extending the scheduled termination date of the Credit Agreement to October 4, 2020 (and all amounts then outstanding under the Credit Agreement will be due and payable on such date);

•	reducing the daily fluctuating rate of interest per annum under the Credit Agreement to equal the one-month London Interbank Offered Rate plus 1.25%; and

•	reducing other customary credit facility fees under the Credit Agreement.

The Amended Credit Agreement maintains the current borrowing limit of $120 million under the Credit Agreement. All other terms and conditions of the Credit Agreement, including affirmative and negative covenants, remain substantially unchanged.

The Company and its affiliates do not have any material relationship with the Lenders, other than with respect to (i) the Amended Credit Agreement and the documentation related thereto (ii) the Credit Agreement and the documentation related thereto and (iii) other customary banking matters (including the provision of depository and other cash management and banking services).

The foregoing description of the Amended Credit Agreement does not purport to summarize all of the provisions of the agreement and is qualified in its entirety by reference to the full text of the agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	First Amendment to Amended and Restated Credit Agreement dated as of July 24, 2015 by and among Unitil Corporation, Bank of America, N.A., and the other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Mark H. Collin
Mark H. Collin
Senior Vice President, Chief Financial Officer and Treasurer

Date: July 27, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Amended and Restated Credit Agreement dated as of July 24, 2015 by and among Unitil Corporation, Bank of America, N.A., and the other parties thereto.